May 3, 2017

Board of Directors
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
Grant Thornton LLP
Grant Thornton Tower
171 N. Clark Street, Suite 200
Chicago, IL 60601-3370
T +1 312 856 0200
F +1 312 565 4719
www.GrantThornton.com

Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Titan International, Inc.’s (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note 1 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, the Company elected to change its method of inventory accounting at its subsidiary Titan Wheel Corporation of Illinois from the last in, first out (LIFO) cost method to the first in, first out (FIFO) cost method. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it results in increased uniformity across the Company’s global operations with respect to the method of inventory accounting as no other subsidiaries were using the LIFO method. Additionally, the transition to FIFO at this subsidiary will improve financial reporting by better reflecting the current value of inventory, more closely aligning the flow of physical inventory with the accounting for the inventory and providing better matching of revenues and expenses.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2016. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Sincerely,
/s/ GRANT THORNTON LLP
Chicago, Illinois